Exhibit 5.1

                                   [UNOCAL LETTERHEAD]








                                   July 15, 2005



Unocal Corporation
2141 Rosecrans Avenue
Suite 4000
El Segundo, California  90245

         Re:      Unocal Corporation:
                  Unocal Deferred Compensation Plan of 2005


Ladies and Gentlemen:

         I am the Senior Vice President, Chief Legal Officer and General Counsel of Unocal Corporation, a Delaware corporation ("Unocal"), and as such I, and attorneys working for me, have acted on behalf of Unocal as counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), which Unocal proposes to file with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $40,000,000 of Deferred Compensation Obligations of Unocal (the "Obligations"), to be issued pursuant to the Unocal Deferred Compensation Plan of 2005 (the "Plan").

         This opinion is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission.

         I, or such attorneys working for me, have examined or considered such matters of law and fact and such corporate records, certificates and other documents as I, or they, have deemed necessary, including, but not limited to: the Certificate of Incorporation and Bylaws of Unocal, as amended to date; certain resolutions adopted by the Board of Directors of Unocal at a meeting duly called and held; and the Plan. In the course of such examination, I, and such attorneys working for me, have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as certified, photostatic or conformed copies. I have relied, as to certain legal matters, on the advice of such attorneys working for me who are more familiar with such matters.

         I am licensed to practice law in the state of New York and am familiar with the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting these laws. Therefore, the following opinions are limited to the Delaware General Corporation

Law and the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States, to the exclusion of all other jurisdictions.

         Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that:

          1. The Obligations have been duly authorized by all necessary corporate action on the part of Unocal;

          2. When incurred in accordance with such authorization, the provisions of the Plan and relevant elections and agreements duly authorized by and in accordance with the terms of the Plan, the Obligations will be legally valid and binding obligations of Unocal, enforceable against Unocal in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; and

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" therein. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                            Sincerely,

                                            /s/Samuel H. Gillespie III